Exhibit 10.9
Amendment to the Worthington Industries, Inc.
Deferred Profit Sharing Plan
          WHEREAS, Worthington Industries, Inc. (the “Company”) has established the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “Plan”) for the benefit of its eligible employees; and
          WHEREAS, the Plan provides that the Company may amend the Plan; and
          WHEREAS, the Company desires to amend the Plan in order to add an Employee Stock Ownership Plan (“ESOP”) feature to the Plan effective on and after January 1, 2009 (“Effective Date”);
          NOW, THEREFORE, the Plan is hereby amended by adding a new Appendix A to the Plan at the end thereof:
APPENDIX A — ESOP Feature
Preamble
          This Appendix A shall constitute a part of the Plan and shall override any conflicting provisions of the Plan previously adopted by the Company.
Section 1.1 of Appendix A — Definitions
(a)	“Total Account” shall mean the total of the accounts held for the benefit of a Participant under the Plan, which shall include the ESOP Account and all non-ESOP Accounts.

(b)	“ESOP Account” shall mean an account established pursuant to Section 1.3 of this Appendix A.

(c)	“ESOP Feature” shall mean the portion of the Plan that constitutes an employee stock ownership plan within the meaning of the Internal Revenue Code of 1986, as amended (“Code”) Section 4975(e)(7), as provided in this Appendix A. The ESOP Feature consists of the portion of the assets of the Plan that are invested in the Worthington Industries, Inc. Common Stock Fund.

(d)	“Non-ESOP Feature” shall mean the portion of the Plan: (i) which is not included within the ESOP Feature; (ii) which is intended to qualify as a profit sharing plan under Code Section 401(a); and (iii) which includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k). The Non-ESOP Feature consists of the portion of the assets of the Plan that are not invested in the Worthington Industries, Inc. Common Stock Fund.

(e)	“Worthington Industries, Inc. Common Stock” shall mean common shares of Worthington Industries, Inc., which is intended to be “employer securities” [within the meaning of Code Section 409(1)] and “qualifying employer securities” [within the meaning of Code Section 4975(e)(8) and ERISA Section 407(d)(5)].

(f)	“Committee” shall mean the Worthington Industries, Inc. Retirement Plan Committee.
Section 1.2 of Appendix A — Establishment of ESOP
On and after the Effective Date, the Plan shall consist of two components, the ESOP Feature and the Non-ESOP Feature. The ESOP Feature is designed to invest primarily in Worthington Industries, Inc. Common Stock and is hereby formally designated as an employee stock ownership plan within the meaning of Code Section 4975(e)(7). The ESOP Feature consists of the portion of the assets of the Plan that on and after the Effective Date are invested in the Worthington Industries, Inc. Common Stock Fund. The ESOP Feature is intended to qualify as a stock bonus plan under Code Section 401(a) and as an employee stock ownership plan under Code Section 4975(e)(7).
The Company intends that the Non-ESOP Feature and the ESOP Feature together constitute a single plan under Treasury Regulation Section 1.414(1)-1(b)(1). Accordingly, the provisions set forth in the other sections of the Plan apply to the ESOP Feature in the same manner as those provisions apply to the Non-ESOP Feature, except to the extent that those provisions by their terms are inapplicable to the ESOP Feature, or to the extent that they are inconsistent with the specific provisions of this Appendix A.
Section 1.3 of Appendix A — Contributions, Transfers and Diversification
(a)	An ESOP Account shall be established for each current and terminated vested Participant holding Worthington Industries, Inc. Common Stock representing his or her share of the ESOP Feature.

(b)	All Plan contributions that are initially invested in the Worthington Industries, Inc. Common Stock Fund pursuant to a Participant’s investment election shall be considered contributions to the ESOP Feature.

(c)	Amounts credited to a Participant’s ESOP Account may be transferred from the Worthington Industries, Inc. Common Stock Fund at any time into funds other than the Worthington Industries, Inc. Common Stock Fund offered by the Plan pursuant to an investment election. Such transfers shall be deemed a transfer from the ESOP Feature to the Non-ESOP Feature. The Plan intends that this subsection (c) complies with the diversification requirements of Code Sections 401(a)(28)(B) and 401(a)(35).

(d)	Any amounts under the Plan that are re-directed from a fund other than the Worthington Industries, Inc. Common Stock Fund to the Worthington Industries, Inc. Common Stock Fund pursuant to a Participant’s investment election shall be deemed to be a transfer from the Non-ESOP Feature to the ESOP Feature.

Section 1.4 of Appendix A — Voting of Worthington Industries, Inc. Common Stock
Each active or terminated vested Participant or Beneficiary shall have the right to direct the Trustee as to the manner in which voting rights with respect to whole and fractional shares of Worthington Industries, Inc. held in the Participant’s Total Account shall be exercised in accordance with procedures established by the Committee.
Section 1.5 of Appendix A — Put Option
(a)	If shares of Worthington Industries, Inc. Common Stock distributable to a Participant or his Beneficiary are at the time of the distribution not readily tradable on an established market, the Participant or Beneficiary will have an option (the “Put Option”) to require the Company to purchase all of the shares actually distributed to him. The Put Option may be exercised at any time during the Option Period (as defined below) by giving the Company written notice of the election to exercise the Put Option. The Put Option may be exercised by a former Participant or the Beneficiary only during the Option Period in which the former Participant or Beneficiary receives a distribution of shares of Worthington Industries, Inc. Common Stock.

(b)	The “Option Period” is the 60-day period following the day on which a Participant or his Beneficiary receives a distribution. If the former Participant or Beneficiary does not exercise the Put Option during that 60-day period, the Option Period will also be the 60-day period beginning after the new determination of the fair market value of Worthington Industries, Inc. Common Stock by the Committee (and notice to the Participant) in the following Plan Year. The Option Period will be extended by the amount of time during which the Company is unable to honor the Put Option by reason of applicable federal or state law.

(c)	The “Option Price” will be the fair market value of each share of Worthington Industries, Inc. Common Stock as of the valuation date immediately preceding the date the Put Option is exercised, multiplied by the number of shares to be sold under the Put Option, with appropriate adjustments to reflect intervening stock dividends, stock splits, stock redemptions or similar changes to the number of outstanding shares.

(d)	The terms of payment for the sale of Worthington Industries, Inc. Common Stock pursuant to the Put Option shall be as provided in the Put Option and may be either paid in a lump sum or in installments as provided by the Committee. An agreement to pay through installments shall be permissible only if the Worthington Industries, Inc. Common Stock subject to the Put Option is part of a “total distribution,” as defined in Code Section 409(h)(5); and
(i)	the agreement is adequately secured, as determined by the Committee;

(ii)	a reasonable rate of interest is charged, as determined by the Committee with equal annual payments;

(iii)	installment payments must begin not later than 30 days after the date the Put Option is exercised; and

(iv)	the term of the payment does not extend beyond five years from the date the Put Option is exercised.
(e)	The Put Option will not be assignable, except that the former Participant’s donees or, in the event of a Participant’s death, his personal representative, will be entitled to exercise the Put Option during the Option Period for which it is applicable.

(f)	The Trustee in its discretion may, with the Company’s consent, assume the Company’s obligation under this section at the time a former Participant or Beneficiary exercises the Put Option. If the Trustee does assume the Company’s obligations, the provision of this section that applies to the Company will also apply to the Trustee.

(g)	The Put Option will also apply to shares of Worthington Industries, Inc. Common Stock that are publicly traded without restriction when distributed but which cease to be publicly traded or which become subject to a trading limitation during the Option Period. In that event, the Committee will notify in writing each former Participant or Beneficiary to whom the Put Option becomes applicable that the shares of Worthington Industries, Inc. Common Stock held by the former Participant or Beneficiary are subject to the Put Option for the remainder of the applicable Option Period and will inform the Participant or Beneficiary of the terms of the Put Option. If the written notice is given later than ten days after the shares of Worthington Industries, Inc. Common Stock cease to be publicly traded or become subject to a trading limitation, the period during which the Put Option may be exercised will be extended by the number of days between the tenth day and the date the notice is actually given.

(h)	The Committee will notify each former Participant or Beneficiary who is eligible to exercise the Put Option of the fair market value of each share of Worthington Industries, Inc. Common Stock as soon as practicable following its determination. The Committee and the Company will send all notices required under this subsection to the last known address of a former Participant or Beneficiary, and it will be the duty of those persons to inform the Committee of any changes in address.
Section 1.6 of Appendix A — Right to Receive a Distribution of Stock
Distribution of a Participant’s vested Total Account invested in Worthington Industries, Inc. Common Stock will be made, at the Participant’s or Beneficiary’s election (unless required to be cashed out in accordance with the terms of the Plan), in whole shares of Worthington Industries, Inc. Common Stock, cash or a combination of both (with the value of any fractional share of Worthington Industries, Inc. Common Stock paid in cash). If the charter or by-laws of the Company restrict ownership of substantially all of the outstanding Worthington Industries, Inc. Common Stock to Employees and the Trust, or if the sponsoring Company is an S Corporation as defined in Code Section 1361(a), the Participant is not entitled to a distribution in the form of Worthington Industries, Inc. Common Stock and the distribution shall be made entirely in the form of cash.
Notwithstanding the foregoing, all hardship distributions and all loans payable to a Participant shall be in the form of cash.
Section 1.7 of Appendix A — Commencement of Distributions
(a)	On and after the Effective Date, unless required to be cashed out in accordance with the terms of the Plan, distributions to a Participant or Beneficiary shall occur in one of the forms of benefit offered by the Plan as soon as is reasonably practicable after the later of the date:
(i)	the Participant or Beneficiary becomes eligible to receive a distribution from the Plan in accordance with the provisions of the Plan (other than this amendment); and

(ii)	the Participant makes an application for benefits in accordance with procedures approved by the Committee.
(b)	In no event shall a distribution from a Participant’s ESOP Account described in subsection (a) above commence later than one year after the close of the Plan Year:
(i)	in which the Participant separates from service by reason of the attainment of normal retirement age under the Plan, disability or death; or

(ii)	which is the fifth Plan Year following the Plan Year in which the Participant otherwise separates from service, unless the Participant is reemployed by the Company before distribution is required to begin under this clause.
(c)	Unless the Participant elects otherwise in accordance with the provisions of the Plan other than this Appendix A, in no event may a distribution from the Plan be distributed in substantially equal periodic payments (not less frequently than annually) over a period not longer than the greater of:
(i)	five years; or

(ii)	in the case of a Participant with a Total Account attributable to the ESOP Feature in excess of $935,000 (as adjusted for future Plan Years as permitted by the IRS), five years plus one additional year (but not more than five additional years) for each $185,000 (as adjusted for future Plan Years as permitted by the IRS) or fraction thereof by which such balance exceeds $935,000 (as adjusted for future Plan Years as permitted by the IRS).
Section 1.8 of Appendix A — Valuation of Worthington Industries, Inc. Common Stock
All valuations of Worthington Industries, Inc. Common Stock subject to the ESOP Feature that are not readily tradable on an established securities market with respect to activities carried on by the Plan shall be completed by an independent appraiser as required by Code Section 401(a)(28)(C).
Section 1.9 of Appendix A — Distribution of Dividends
Cash dividends paid on shares of Worthington Industries, Inc. Common Stock attributable to the ESOP Feature may be: (a) paid in cash directly to Participants; (b) paid to the Plan and subsequently distributed to Participants in cash no later than 90 days after the close of the Plan Year in which the dividends are paid to the Plan; or (c) paid to the Plan and reinvested in Worthington Industries, Inc. Company Stock. Such dividends shall be paid, and held pending distribution or reinvestment, in accordance with nondiscriminatory rules and procedures established by the Committee.
A Participant shall have the election to have such dividends either: (i) paid to the Participant as provided in clause (a) or (b) above (as determined by the Committee); or (ii) paid to the Plan and reinvested in Worthington Industries, Inc. Common Stock. Any such election shall be made in accordance with nondiscriminatory rules and procedures prescribed by the Committee and shall be irrevocable as of any deadline prescribed by the Committee. If a Participant fails to make a timely, affirmative election to receive a distribution of cash dividends on shares of Worthington Industries, Inc. Company Stock allocated to his ESOP Account, such dividends shall be reinvested in Worthington Industries, Inc. Common Stock. A Participant shall be given a reasonable opportunity before a dividend is paid or distributed to him in which to make the election and shall have the right to change his election at least annually in accordance with nondiscriminatory rules and procedures prescribed by the Committee.
A Participant shall be fully vested in any dividend with respect to which the Participant is offered an election under this Section 1.9.
A former Participant and the Beneficiary of a deceased Participant or former Participant shall have the same rights as a Participant has under this Section 1.9.
The Committee reserves the right to override a Participant’s election to the contrary and require that dividends be distributed to such Participant to the extent necessary to comply with Treasury Regulation Section 1.401(k)-1(d)(3)(iv)(E)(1) related to the distribution of currently available ESOP dividends in connection with a hardship withdrawal from the Plan.
The provisions of this Section 1.9 are intended to comply with Section 404(k) of the Code, and shall be interpreted and construed accordingly.

          IN WITNESS WHEREOF, the undersigned has executed this amendment as Plan sponsor for the benefit of its eligible employees and the eligible employees of all participating companies, effective as set forth above.

WORTHINGTON INDUSTRIES, INC.
By:	/s/ Dale T. Brinkman
	Print Name:	Dale T. Brinkman
	Title:	Vice President

Date: 9/25/08